Exhibit 99.1

Contact: Phone:	Heather Van Ness Roche (973) 562-2203

Contact: Phone:	Robin Fastenau Trimeris, Inc. (919) 419-6050

Contact: Phone:	Mike Nelson Manning Selvage & Lee (212) 213-7620

Roche and Trimeris Announce U.S. FUZEON™ (enfuvirtide)
Progressive Distribution and Support Programs

NUTLEY, N.J., and DURHAM, N.C. (March 20, 2003) – Roche and Trimeris, Inc. (Nasdaq: TRMS) today announced details of the U.S. FUZEON( (enfuvirtide) Progressive Distribution Program (PDP). Although significant progress has been made in manufacturing FUZEON, the most complex pharmaceutical molecule ever manufactured on a large scale, production is still not at full capacity. It is expected that demand will exceed the initial available supply. The PDP is designed to make FUZEON available to as many patients as possible, and to ensure uninterrupted access to the drug during this period of limited supply.

Essential components of the PDP include: single-source distribution of FUZEON via Chronimed/StatScript Pharmacy; a Reimbursement Assistance Program to help patients access funding support, and the FUZEON Patient Assistance Program.

Roche and Trimeris anticipate being able to provide FUZEON progressively throughout the year. During this time of limited availability, Roche and Trimeris have placed the highest priority on providing FUZEON to the greatest number of patients quickly and equitably. As supplies of FUZEON increase in 2004 and beyond, the PDP will transition into a more conventional method of distribution.

“I am proud to have the Roche facility in my District manufacturing this breakthrough treatment for HIV/AIDS. This remarkable facility is working 24 hours per day, 7 days a week to produce Fuzeon,” stated Congressman Mark Udall (CO, 2nd District). “With over 8,700 Colorado residents among the 800,000 to 900,000 people living with HIV, this effort to manufacture a highly complex drug offers real hope and opportunity for treatment progress.”

“FUZEON marks another important step forward in treatment of HIV/AIDS, bringing hope to treatment experienced people fighting this disease,” said Congressman David Price. “I’m proud that the 4th Congressional District of North Carolina is home to Trimeris, the company that discovered this important new therapy, and I’m optimistic that we will continue to work together to make the latest medical technology available to everyone who needs it.”

Progressive Distribution Program (PDP)

The FUZEON PDP will function as the single-source of distribution for FUZEON during the initial period of limited supply. The FUZEON PDP will receive FUZEON prescriptions from physicians via telephone, mail and fax and will ship drug to patients or prescribing physicians, including those affiliated with federal and state drug assistance programs. Prescriptions will be processed on a first-come, first-served basis as they are received from physicians. All aspects of distribution of FUZEON will be managed in accordance with federal law. Roche and Trimeris will have no access to confidential patient information. For more information about FUZEON or the FUZEON PDP, physicians can call 1-866-694-6670 or visit www.fuzeon.com.

Pricing

The Roche Wholesale Acquisition Cost (WAC) for FUZEON will be just under $20,000 for a one year’s supply (12 kits).

PDP Support Programs

Reimbursement support will be an important part of providing FUZEON to those in need. Therefore, Roche and Trimeris are implementing several support programs for patients and healthcare providers. For example, a Reimbursement Assistance Program will be staffed by specialists who guide patients through the reimbursement process. In addition, patients may be considered for reimbursement through the FUZEON Patient Assistance Program.

Roche and Trimeris will also work with other private and public payors, including U.S. AIDS Drug Assistance Programs (ADAPs), to obtain formulary inclusion and reimbursement for FUZEON.

To assist patients and healthcare providers with patient education, adherence counselling and support programs, a wide variety of services are available. Included are a Nursing Hotline 1-877-4-FUZEON (1-877-438-9366), which is available 24 hours a day, seven days a week, and educational materials in English and Spanish.

For more information on FUZEON, please see accompanying Fact Sheet.

# # #

FUZEON™ (enfuvirtide) FACT SHEET

FUZEON Supply

FUZEON is one of the most complex molecules ever chemically produced at such a large scale. The FUZEON manufacturing requires 106 steps, compared to 8-12 steps for a typical HIV pharmaceutical product, and requires 45 kg of raw materials for every 1 kg of FUZEON. As the manufacturing process for FUZEON is not yet at full capacity, the maximum anticipated supply will be sufficient to treat 8,000-10,000 patients in the US by December 2003. This number is anticipated to more than double to 20,000-22,000 patients in 2004. These projections account for a six-month “safety supply” being reserved for each patient who initiates therapy with FUZEON, to ensure continuity of treatment. Safety supplies should be established by mid-2005, enabling supply for at least 28,000-30,000 patients.

FUZEON Indication

FUZEON in combination with other antiretroviral agents is indicated for the treatment of HIV-1 infection in treatment-experienced patients with evidence of HIV-1 replication despite ongoing antiretroviral therapy. This indication is based on analyses of plasma HIV-1 RNA levels and CD4 cell counts in controlled studies of FUZEON of 24 weeks duration. Subjects enrolled were treatment-experienced adults; many had advanced disease. There are no studies of FUZEON in antiretroviral naive patients. There are no results from controlled trials evaluating the effect of FUZEON on clinical progression of HIV-1. This indication is reflective of a policy shift at FDA designed to ensure that indications more closely reflect the patient populations studied.

More About FUZEON

FUZEON is the first new class of anti-HIV drugs in seven years. Unlike other HIV drugs that work after HIV has entered the human immune cell and begun its replication process, FUZEON blocks entry of HIV into the human CD4 or immune cell. As a result of its unique mechanism of action, FUZEON is effective in treatment-experienced patients who have developed resistance to other classes of anti-HIV drugs.

The regulatory submission of FUZEON was based on data from two 24-week Phase III pivotal studies of approximately 1,000 patients, TORO (T-20/FUZEON vs. Optimized Regimen Only) 1, conducted in North America and Brazil, and TORO 2, conducted in Europe and Australia. These studies showed that treatment experienced patients receiving FUZEON as part of an optimized background regimen (individual combination of anti-HIV drugs) experienced greater immunologic improvements and were twice as likely to achieve undetectable plasma levels of HIV (HIV-1 RNA of HIV<400 copies/mL) compared to patients receiving an individualized regimen alone. In addition, those patients with two or more active drugs in their background regimen were more likely to achieve undetectable levels of HIV.

FUZEON is administered as a twice-daily subcutaneous injection. Local injection site reactions were the most frequent adverse events associated with the use of FUZEON. In Phase III clinical studies, 98 percent of patients had at least one local injection site reaction. Manifestations of injection site reactions may include pain and discomfort, induration, erythema, nodules and cysts, pruritus, and ecchymosis.

There was less than five percent difference in the most common adverse events seen between FUZEON plus an individualized regimen of antiretroviral drugs and an individualized regimen alone. The events most frequently reported in subjects receiving FUZEON plus an individualized regimen were diarrhea (26.8%), nausea (20.1%), and fatigue (16.1%). All these events were seen at a lower incidence than in subjects that received background regimen alone: diarrhea (33.5%), nausea (23.7%), and fatigue (17.4%). The most common adverse events seen more frequently in patients receiving FUZEON plus an individualized regimen than in patients who received treatment without FUZEON include headache (11.8%), peripheral neuropathy (8.9%), dizziness (6.6%), insomnia (11.3%), depression (8.6%), decreased appetite (6.3%), asthenia (5.7%), myalgia (5.0%), constipation (3.9%) and pancreatitis (2.4%). The majority of adverse events were of mild or moderate intensity. Hypersensitivity reactions have been associated with FUZEON therapy (less than or equal to 1 percent) and have recurred on rechallenge. Symptoms of an allergic reaction may include rash, fever, nausea and vomiting, chills, rigors, hypotension, and elevated serum transaminases. In addition, an increased rate of bacterial pneumonia was observed in patients treated with FUZEON in the Phase III clinical trials compared to the control arm. It is unclear if the increased incidence of pneumonia is related to FUZEON use.

FUZEON does not cure HIV infection or AIDS. FUZEON does not reduce the risk of transmission of HIV to others through sexual contact or blood contamination. Patients should continue to practice safer sex by using latex or polyurethane condoms or other barrier methods. Never use or share dirty needles. Patients taking FUZEON may acquire opportunistic infections or other conditions that are associated with HIV infection. The list of side effects is not complete at this time because FUZEON is still being studied.

Roche in HIV

Roche is at the forefront of efforts to combat HIV infection and AIDS, committed for 15 years to groundbreaking research and development of new drugs and diagnostic technology. The objective is to provide tailored treatment solutions and an improved standard of care worldwide for those people living with HIV.

About Roche

Hoffmann-La Roche (Roche), based in Nutley, N.J., is the U.S. prescription drug unit of the Roche Group, a leading research-based health care enterprise that ranks among the world’s leaders in pharmaceuticals, diagnostics and vitamins. Roche discovers, develops, manufactures and markets numerous important prescription drugs that enhance people’s health, well being and quality of life. Among the company’s areas of therapeutic interest are: dermatology; genitourinary disease; infectious diseases, including influenza; inflammation, including arthritis and osteoporosis; metabolic diseases, including obesity and diabetes; neurology; oncology; transplantation; vascular diseases; and virology, including HIV/AIDS and hepatitis C. For more information on the Roche pharmaceuticals business in the United States, visit the company’s website at: http://www.rocheusa.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, just approved by the FDA, is the first in a new class of anti-HIV drugs called fusion inhibitors. A Marketing Authorisation Application (MAA) has also been submitted for FUZEON in the European Union. Trimeris’ second fusion inhibitor product candidate, T-1249, has received fast track status from the FDA and is in Phase I/II clinical testing. Trimeris is developing FUZEON and T-1249 in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the company’s website at www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and, our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form S-3 filed with the Securities and Exchange Commission on September 27, 2002 and its periodic reports filed with the SEC.

4